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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows:


                                                                                                 NINE-MONTH
                                                                                                    PERIOD
                                                              YEAR ENDED                            ENDED
                                                             DECEMBER 31,                        DECEMBER 31,
                                            2003          2002          2001          2000           1999
                                         ----------    ----------    ----------    ----------    ------------
                                                          (IN THOUSANDS, EXCEPT FOR RATIOS)
Earnings:
     Income (loss) from continuing
       operations before provision
       for income taxes and cumulative
       effect of accounting change       $  (80,868)   $ (773,560)   $   85,369    $  (15,838)   $     32,899

     Minority interest                       (2,893)           --            --            --              --

     Equity in undistributed earnings
       (losses) of affiliates                  (706)        1,053        (3,418)       18,624          11,165

     Interest expense                        18,993        15,123        39,656        43,603          35,742

     Portion of rents representative
       of the interest factor                15,810        15,011        14,442        14,418          11,385
                                         ----------    ----------    ----------    ----------    ------------
                                         $  (49,664)   $ (742,373)   $  136,049    $   60,807    $     91,191
                                         ----------    ----------    ----------    ----------    ------------
Fixed charges:
     Interest expense, including
       amount capitalized                    20,591        17,946        41,033        45,992          37,678

     Portion of rents representative
       of the interest factor                15,810        15,011        14,442        14,418          11,385
                                         ----------    ----------    ----------    ----------    ------------
                                         $   36,401    $   32,957    $   55,475    $   60,410    $     49,063
                                         ----------    ----------    ----------    ----------    ------------
Ratio of earnings to fixed charges               --            --         2.45x         1.01x           1.86x
                                         ==========    ==========    ==========    ==========    ============